AGREEMENT FOR THE SALE AND PURCHASE
                   OF FURNITURE, FIXTURES, EQUIPMENT AND STOCK

     THIS AGREEMENT, made and entered into this ___ day of January 2000, by and between MOORE'S INN, INC., a New Jersey Corporation, trading as Moore's Inn, with its main office located at 1862 Oak Tree Road, Edison, New Jersey, 08818 hereinafter called "Seller', and CHEFS INTERNATIONAL, INC. a Delaware Corporation authorized to do business in the State of New Jersey with its main office at 62 Broadway, Point Pleasant, New Jersey, 08742, hereinafter called "Purchaser".

     WHEREAS, the Seller is the owner of Moore's Inn, 402 West Main Street, Freehold Township, Monmouth County, New Jersey; and

     WHEREAS, the Seller is desirous of selling certain Furniture, Fixtures, Equipment, Foodstuffs and Liquor for the price and under the terms and conditions as recited herein; and

     WHEREAS, the Purchaser is willing to purchase and acquire the Furniture, Fixtures, Equipment, Foodstuffs and Liquor for continued use in the operation of Moore's Inn subject to the terms and conditions of this Agreement, and the contingencies contained herein; and

     WHEREAS, the certain Furniture, Fixtures and Equipment to be sold and purchased in accordance with this Agreement are set forth on attached Schedule A;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions contained herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto mutually agree as follows:

     1.   PURCHASE PRICE. The Seller shall sell to Purchaser, and the Purchaser

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shall buy from Seller, the Furniture, Fixtures and Equipment (hereinafter "F, F
& E") set forth on attached Schedule A for the sum of TWO HUNDRED AND FIFTY THOUSAND($250,000.00) DOLLARS. An earnest money deposit in the amount of TWENTY-FIVE THOUSAND ($25,000.00) DOLLARS, to be applied on account of the purchase price (or forfeited as liquidated damages as more fully recited hereinafter), shall be deposited in escrow with Anthony Mancuso, Esquire, whose address is Two Hooper Avenue, Toms River, New Jersey, 08753, (hereinafter "Escrow Agent"). The earnest money deposit shall be provided to Escrow Agent within ten (I 0) days from the date of final execution of this Agreement. The Escrow Agent shall place the deposit in a non-interest bearing account In accordance with paragraph 6 below, the balance of the purchase price shall be paid by depositing with the Escrow Agent on or before the closing of this transaction, an additional sum of TWO HUNDRED AND TWENTY-FIVE THOUSAND ($225,000.00) DOLLARS, in regular corporate funds. If this Agreement becomes null and void, or is terminated in accordance with or on account of the failure of one or more of the contingencies stated in paragraph 3hereof, the said earnest money deposit shall be returned to Purchaser and neither party shall have any further obligation to the other.

     At closing of title, purchaser shall also purchase all the foodstuffs and unopened liquor (hereinafter "Stock") of Moore's inn, Inc., which are located in the subject property. The cost of same shall be equivalent to the cost incurred by Moore's Inn, Inc. in purchasing such foodstuffs and liquor from its suppliers. The purchase price of Stock shall be in addition to the purchase price of the F, F & E. The determination of "useable" shall be solely in the discretion of purchaser and any Stock not purchased shall be immediately removed from the


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premises by seller. Any monies due Moore's Inn, Inc. as a result of the purchase of Stock shall be paid within thirty (30) days of closing of title.

     Prior to the closing of title, Moore's Inn, Inc. will provide the purchaser with a list of all outstanding gift certificates, specifying the names of all holders and the amount of such certificates. Purchaser shall, as it redeems the gift certificates, monthly submit to seller an invoice evidencing the redemption of said certificates and seller shall within thirty (30) days after receipt of the invoice reimburse the redemption amount to purchaser. Such reimbursement shall be in addition to the purchase price paid for the F, F & E and the Stock.

     At the termination of the Lease Agreement between purchaser herein and Moore's Realty Associates, the purchaser/tenant shall leave at the demised premises all F, F & E listed in attached Schedule A in good working condition, reasonable wear and tear excepted. Said items on Schedule A, upon termination of the lease, shall be deemed the property of either Moore's Inn, Inc. or Moore's Realty Associates. The parties hereto agree that the return or transfer of such F, F & E to Moore's Inn Inc. or Moore's Realty Associates shall not constitute a penalty, or forfeiture, but rather, an inducement to Moore's Realty Associates for the risks assumed by an early termination of the lease by tenant as therein provided and further as compensation to Moore's Inn, Inc. for its agreement to repurchase the liquor license as provided in Paragraph 11 of the Agreement for the Sale and Purchase of Liquor License.

     2. ESCROW AGENT. The Escrow Agent may act upon any instrument or other writing believed by the Escrow Agent in good faith to be genuine, and to be signed by the property party. In the event of any controversy or dispute hereunder, or with respect to any


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question as to the construction of this Agreement or any action to be taken by the Escrow Agent hereunder, the Escrow Agent may confer with counsel (including members of his own firm) and shall incur no liability for any action taken or suffered in good faith in accordance with the advice or opinion of such counsel, including the depositing of the escrow fund in a court of competent jurisdiction which shall adjudicate any difference between Seller and Purchaser.

          (a) The Escrow Agent shall not be liable in connection with the performance of his duties hereunder, except for his own gross negligence, fraud or theft.

          (b) The Escrow Agent shall be under no duty or responsibility to enforce any of the terms or conditions of this Agreement.

          (c) Seller and Purchaser, jointly and severally, h6by indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any loss, liability or expense incurred (absent Escrow Agent's gross negligence, fraud or theft), arising out of or in connection with the acceptance or administration of the Escrow Agent's duties hereunder, including, without limitation, the cost and expense of defending the Escrow Agent against any claim or liability hereunder.

     3. CONDITIONS PRECEDENT.
          I. This Agreement shall be and is hereby made contingent upon the following conditions to be satisfied or waived in writing by Purchaser within forty-five (45) days (the "Contingency Period") (unless extended as hereinafter provided) from the date of final execution of this Agreement;

          (a) The Purchaser shall be able to negotiate and obtain a lease upon terms


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fully satisfactory to Purchaser for a portion of the premises known as Moore's
Inn, 402 West Main Street, Freehold Township, New Jersey. If the Purchase shall be unable to enter into such lease agreement within such time, this Agreement shall, at the option of Purchaser, become null and void, unless the parties agree, in writing, to extend the time for satisfaction of this contingency.

          (b) The Purchaser shall be able to negotiate and obtain on Agreement for the Sale and Purchase of Liquor License, upon terms fully satisfactory to Purchaser, with Moore's Inn, Inc. for Retail Plenary Consumption Liquor License Number 1316-33-005-003.

          (c) The approval by the governing body of the Township of Freehold of the person-to-person transfer of the liquor license referenced in (b) above from Moore's Inn, Inc. to Chefs International, Inc.

     4. WARRANTIES OF SELLER. Seller makes the representations and warranties set forth below and agrees that such warranties and representations shall be deemed republished at the time of closing and shall survive the closing:

          (a) The Seller is the sole owner of all F, F & E set forth on Schedule A annexed hereto as well as all Stock that may be purchased by purchaser, there are no liens ,judgment, attachments, security agreements, financing statements, encumbrances of any kind or nature attaching to and/or affecting the F, F & E set forth on Schedule A or the Stock.

          (b) Seller has the full and complete right to make, execute and perform this Agreement and to close title or otherwise transfer the F, F & E and Stock to Purchaser.

     5. WARRANTIES OF PURCHASER. Purchaser makes the representations and warranties set forth below and agrees that such warranties and representations shall be


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deemed republished at there time of closing and shall survive the closing:

          (a) That it is a corporation duly organized and lawfully existing under the laws of the State of Delaware and that it is duly existing and in good standing under the laws of the State of New Jersey, having filed the necessary documentation so as to register to do business in the said State of New Jersey.

          (b) That it has the right to make, execute and perform this Agreement; and that the execution, delivery and performance of this Agreement does not constitute a violation of Purchaser's Certificate of Incorporation, bylaws, or any other instrument to which Purchaser is a party or by which Purchaser may be bound.

          (c) That the execution and delivery of this Agreement and the performance by Purchaser of the obligations to be performed by it hereunder have been duly authorized by the proper corporate actions of the board of directors as may be necessary, and that there is no agreement of any kind that would prohibit or restrict such corporate actions.

          (d) That the corporate officers executing this Agreement are duly elected officers of the Corporation and have received the authority to make and execute this Agreement and to bind Purchaser hereto.

          (e) That is it solvent and has the funds available for the acquisition of the F, F, & E and Stock in the manner contemplated herein.

     6. CLOSING. The closing of this transaction shall take place at the office of Starkey, Kelly, Blaney & White, attorney for Purchaser, Two Hooper Avenue, Toms River, New Jersey 08753, or at such other location as shall be mutually agreed upon by the parties. Closing shall occur "in escrow' no later than 3:00 PM on the same date that the Township


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of Freehold will act upon the application for the person-to-person transfer of the liquor license referenced in paragraph 3 (b) of this Agreement.. At the time of closing, all papers will be signed and deposited with Anthony Mancuso, Esquire, including a Bill of Sale for the F, F & E and Stock to be signed by the Seller (containing the usual warranties of title) and all requisite monies, if not previously provided to the Escrow Agent, will be deposited with the Escrow Agent who will hold same in escrow pending the successful transfer of the aforesaid liquor license. On the day next following the Township Council's approval of the transfer of the aforesaid liquor license from Seller to Purchaser, the monies will be distributed and the Bill of Sale will be delivered. If the application for transfer is denied, this Agreement shall immediately become null and void and the Escrow Agent shall return all monies to Purchaser and the Bill of Sale to the Seller. Thereafter, neither party shall have any further liability to the other.

     7. NOTICES. Any notice, requested demand consent, approval, or other communications required or permitted under this Agreement will be written and will be deemed to have been given when personally delivered or sent by facsimile transmission, or (ii) on the next day after delivery to a nationally recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the other party as set forth below:


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          IF TO SELLER:
          Moore's Inn, Inc.
          1862 Oak Street Road
          Edison, NJ 08812
          Attn: Michael F. Lombardi, Esquire


          WITH A COPY TO
          Lombardi and Lombardi, P.C.
          1862 Oak Tree Road
          Edison, NJ 08812
          Attn: Michael F. Lombardi, Esquire




          IF TO PURCHASER
          Chefs International, Inc.
          62 Broadway
          PO Box 1332
          Pt. Pleasant Beach, NJ 08742


          WITH A COPY TO
          Anthony Mancuso, Esquire,
          Starkey, Kelly Blaney & White
          Two Hooper Avenue
          Toms River, NJ 08753

     8. DEFAULT. (a) Should Seller breach this Agreement or fail to close hereunder without the right to do so, the Purchaser shall have the right to receive the immediate receipt of all escrow funds, as well as all out of pocket expenses and reasonable attorneys' fees; or, alternatively, Purchaser may compel Seller to specifically perform this Agreement, and Seller agrees to reimburse Purchaser for any reasonable attorney's fees, costs and expenses incurred in connection therewith. Ten (I 0) days after written demand for the


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escrow funds, Escrow Agent is directed (after providing notice to the Seller) to deliver said sum to the Purchaser. If within said ten (10) day period Escrow Agent shall receive from Seller a written objection to the release of such funds, Escrow Agent agrees to deposit the fund into a Court of competent jurisdiction, and not to release the same to Purchaser. Notwithstanding the foregoing, in the event that any representation or warranty made by the Seller is not fully satisfied or there is a failure to satisfy a condition which is Seller's obligation to satisfy to the extent that the F, F & E and Stock are fully transferable, without claim or encumbrance to Purchaser and in accordance with the terms of this Agreement, the Seller hereby directs that Purchaser may take such action as Purchaser deems necessary, all at the expense of Seller, to effectuate the transfer of the F, F & E and Stock to the Purchaser free and clear of all such liens, claims and encumbrances, and in accordance with the terms hereof Such actions on the part of the Purchaser may include, but are not limited to, depositing with Escrow Agent sufficient sums from the consideration otherwise due Seller hereunder and directing the Escrow Agent to pay over said sums, as applicable, so as to obtain an appropriate release or waiver of any claim made against the F, F & E and Stock. Escrow Agent shall not, however, make any such payment without first bringing the claim to the attention of the Seller and giving Seller a reasonable time to dispose of any such lien or claim.

          (b) In the event that Purchaser breaches this Agreement and the F, F & E and Stock may not be transferred to the Purchaser, or if the Purchaser otherwise fails to close this transaction without the right to do so, the Purchaser shall pay to Seller the sum of TWENTY-FIVE THOUSAND ($25,000.00) DOLLARS, as liquidated damages. The parties agree that damages for wrongful breach of this Agreement by the Purchaser are difficult or


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of title to the subject liquor F, F & E and Stock.

     13. SUBJECT HEADINGS. The subject headings at the beginning of each paragraph are provided for convenience only and are not intended to modify or amplify the text of the paragraph.

     14. SEPARABLE CLAUSES. Each provision of this Agreement shall be considered to be separable and if, for any reason, any provision or any part thereof is deeded to be invalid and contrary to any applicable law, such invalidity shall not impair the portions of this Agreement which are valid; and this Agreement shall be construed and enforced to all effects as if such invalid provision had been omitted.

     15. NONWAIVER. The failure of the Seller or Purchaser to insist upon strict performance of any of the covenants or conditions of this Agreement shall not be construed as a waiver by such party of any of its rights or remedies under this Agreement, and shall not be construed as a waiver, relinquishment or failure of any such covenant, conditions, or options.

     16   COUNTERPART. This Agreement may be executed in counterpart.

     IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed and sealed as of the day, month and year first above written.


Attest:                                        Moore's Inn, Inc.

/s/ STEPHEN F. LOMBARDI                        By   /s/ MICHAEL F. LOMBARDI
-----------------------------------              -------------------------------
Stephen F. Lombardi, Secretary                      Michael F. Lombardi



Attest:                                        Chefs International, Inc.

/s/ MARTIN W. FLETCHER                         By: /s/ ANTHONY PAPALIA
-----------------------------------              -------------------------------
Martin W. Fletcher, Sec.                           Anthony Papalia, Pres.


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